Exhibits 5 and 23.2

Robert W. Olson
Senior Vice President, General Counsel, and Secretary
Chiquita Brands International Inc.
250 East Fifth Street
Cincinnati, Ohio 45202

May 20, 2004

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Chiquita Savings and Investment Plan

Dear Sir or Madam:

     I have acted as counsel to Chiquita Brands International, Inc., a New Jersey corporation (“Chiquita”), in connection with the registration of 250,000 shares of Chiquita’s Common Stock, $.01 par value (the “Shares”), which may be issued pursuant to the Chiquita Savings and Investment Plan (the “Plan”).

     I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary for purposes of this opinion and, based upon such review, I am of the opinion that the Shares have been duly and validly authorized and, when issued or sold in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by Chiquita to effect registration under the Securities Act of 1933 of the Shares.

Very truly yours,

/s/ Robert W. Olson